                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                          MEDCARE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          MEDCARE TECHNOLOGIES, INC.
                       Suite 1210--1515 West 22nd Street
                              Oak Brook, IL 60523

                            Telephone: 630-472-5300

                                                              October    , 2000

Dear Stockholders:

   You are cordially invited to attend a special meeting (the "Special Meeting") of stockholders of Medcare Technologies, Inc. (the "Company"). The
Special Meeting will be held at          , local time, on [November   , 2000]
at [The Drake Oak Brook Hotel, 2301 S. York Road, Oak Brook, Illinois 60523.] Enclosed are the official notice of this meeting, a proxy statement and a form of proxy.

   As described in the enclosed proxy statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an amendment to the Company's Certificate of Incorporation (the "Certificate of Amendment") to effect a reverse stock split of the issued and outstanding shares of common stock of the Company (the "Reverse Stock Split"). If the Reverse Stock Split is approved, every five (5) shares of issued and outstanding common stock will be exchanged for one (1) new share of common stock.

   You are urged to read the accompanying proxy statement, which provides you with a description of the terms of the Reverse Stock Split, including the reasons why the Reverse Stock Split is being recommended and the results of its implementation.

   The Board of Directors has determined that the Reverse Stock Split is in the best interests of Medcare Technologies and its stockholders and has unanimously approved the Certificate of Amendment and the resulting Reverse Stock Split. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the Certificate of Amendment and the Reverse Stock Split.

   Please note that attendance at the Special Meeting will be limited to
stockholders of record at the close of business on [October    , 2000], and to
guests of the Company. If your shares are registered in your name and you plan to attend the Special Meeting, please bring the enclosed ballot with you to the meeting. If your shares are held by a broker, bank or other nominee and you plan to attend the meeting, please contact the person responsible for your account regarding your intention to attend the meeting so that they will know how you intend to vote your shares at that time. Stockholders who do not expect to attend the Special Meeting in person may submit their ballot to the Management of the Company at Suite 1210, 1515 West 22nd Street, Oak Brook, Illinois 60523.

                                          By Order of the Board of Directors,

                                          Jeffrey S. Aronin
                                          President & Chief Executive Officer

    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF MEDCARE TECHNOLOGIES, INC.
                        TO BE HELD [NOVEMBER    , 2000]

To the Stockholders of Medcare Technologies, Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Medcare Technologies, Inc., a Delaware corporation, (the "Company"), will be held at [The Drake Oak Brook Hotel, 2301 S. York Road, Oak
Brook, Illinois 60523] on the     day of [November], 2000, at      (local
time) for the following purposes:

  1. To approve and adopt an amendment to the Company's Certificate of Incorporation to effect a one for five reverse stock split with respect to all shares of the Company's issued and outstanding common stock; and

  2. To transact any and all other business that may properly come before the Special Meeting or any adjournment(s) thereof.

   Pursuant to the Company's Bylaws (the "Bylaws"), the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) there of shall be the close of
business on October    , 2000. Only holders of record of the Company's Common
Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Shares can be voted at the Special Meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the Special Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Special Meeting.

   You are cordially invited to attend the Special Meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the Special Meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                       By Order of the Board of Directors

                                       Jeffrey S. Aronin
                                       President & Chief Executive Officer

Oak Brook, Illinois
Dated: October     , 2000

                          MEDCARE TECHNOLOGIES, INC.
                             1515 West 22nd Street
                                  Suite 1210
                           Oak Brook, Illinois 60523

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD [NOVEMBER   , 2000]

                   SOLICITATION AND REVOCABILITY OF PROXIES

   The accompanying proxy is solicited by the Board of Directors on behalf of Medcare Technologies, Inc., a Delaware corporation (the "Company"), to be voted at the Special Meeting of Stockholders of the Company (the "Special
Meeting") to be held on [November    ,] 2000 a the time and place and for the
purposes set forth in the accompanying Notice of Special Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Special Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted "FOR" the adoption of the amendment to the Company's Certificate of Incorporation (the "Certificate of Amendment") to effect the one for five reverse stock split (the "Reverse Stock Split") with respect to all shares of the Company's issued and outstanding common stock, $.001 par value per share (the "Common Stock"), and in their discretion with respect to any other matters that may properly come before the stockholders at the Special Meeting.

   The executive officers of the Company are located at, and the mailing address of the Company is, 1515 West 22nd Street, Suite 1210, Oak Brook, Illinois 60523.

   Management does not anticipate that any matters will be presented at the Special Meeting other than matters set forth in the Notice.

   This proxy statement (the "Proxy Statement") and accompanying proxy are
being mailed on or about [October   , 2000.]

   Any stockholder of the Company giving a proxy has the right to revoke their proxy at any time prior to the voting thereof by voting in person at the Special Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Jeffrey S. Aronin, President, 1515 West 22nd Street, Suite 1210, Oak Brook, Illinois 60523; no such written notice shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Special Meeting.

   In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of Common Stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

   The cost of preparing, printing, assembling, and mailing the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock and other costs of solicitation, are to be borne by the Company.

                               QUORUM AND VOTING

   The record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting was the close of business on [October
   ,], 2000 (the "Record Date"). On the Record Date, there were shares of Common Stock issued and outstanding.

   Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting, and neither the Company's Certificate of Incorporation (the "Certificate of Incorporation") nor its Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Special Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote at the Special Meeting will be required for the adoption of the Certificate of Amendment to effect the Reverse Stock Split. Any other matters properly brought before the Special Meeting will require the approval of a majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matters. Abstentions and broker non-votes will each be counted towards the presence of a quorum, but will be counted as votes represented at the Special Meeting and, accordingly, will have the effect of a vote "against" all matters to be acted upon at the Special Meeting. Holders of our preferred stock, $0.25 par value per share (the "Preferred Stock"), are not entitled to vote on matters to be acted upon at the Special Meeting.

   Proxies in the accompanying form which are properly executed and returned to the Company will be voted at the Special Meeting in accordance with the instructions contained in such proxies and, at the discretion of the proxy holders, on such other matters as may properly come before the meeting. Where no such instructions are given, the shares will be voted for the adoption of the Certificate of Amendment to effect the Reverse Stock Split.

                                    SUMMARY

   MedCare Technologies, Inc. (the "Company") is a healthcare technology service company that focuses on under-served high growth markets. The Company is the parent company of MedCare Technologies Corporation and RxSheets.com, Inc. and was originally incorporated in the State of Utah in 1986 and changed its domicile to Delaware in 1996 through a migratory merger.

   In 1995, the Company acquired the MedCare Program ("Program"), a propriety product of the Company, that is made up of equipment, software and services developed to provide non-pharmaceutical, non-invasive treatment to individuals suffering from urinary incontinence and other pelvic disorders. In 1996, the Company began to offer the Program to doctors and in 1998 the Program was launched nationally. The Company did not generate any revenues until 1997. During 1998, the Company's sole business was the offering of the MedCare Program.

   In October 1999, MedCare launched a new, business-to-business web site, RxSheets.com (www.rxsheets.com), which is directed exclusively at the physician and pharmaceutical marketplace. In addition, the Company changed the name of its wholly-owned subsidiary from Medcareonline.com to RxSheets.com. RxSheets.com offers a wide array of compelling and focused information and services that will enable physicians to more efficiently and effectively manage the sampling of pharmaceutical drugs. As of June 30, 2000, the Company had not generated any revenues from RxSheets.com.

   The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement and the exhibit hereto.

The Special Meeting

 Date, Time and Place of the Special Meeting

   The Special Meeting of Medcare Technologies, Inc., is scheduled to be held
on [November   , 2000], at        (local time) at [The Drake Oak Brook Hotel,
2301 S. York Road, Oak Brook, Illinois 60523.]

 Purpose of the Special Meeting

   At the Special Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including a proposal to approve and adopt the Certificate of Amendment to effect the Reverse Stock Split. If the stockholders approve and adopt the proposal, the Certificate of Amendment will be filed with the Secretary of State of Delaware to effectuate the Reverse Stock Split.

 Record Date

   Only holders of record of shares of Common Stock at the close of business
on [October     , 2000] are entitled to receive notice of and to vote at the
Special Meeting.

 Vote Required

   Assuming the presence of a quorum, the affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote at the Special Meeting will be required for the adoption of the Certificate of Amendment to effect the Reverse Stock Split. Any other matters properly brought before the Special Meeting will require the approval of a majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matters.

 Effect of the Reverse Stock Split

   If the Reverse Stock Split is effected, each stockholder will receive one
(1) new post-split share of Common Stock, par value $.001 per share (each, a "New Share", and collectively, the "New Shares") for each five (5) old pre-split shares of Common Stock, par value $.001 per share (the "Old Shares") owned by such stockholder, and cash in lieu of any fractional shares that would otherwise be issuable.

   For further information, see the discussion on page     under the heading
"Potential Effects of the Reverse Stock Split."

 Federal Income Tax Consequences of the Reverse Stock Split

   Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the consequences of the Reverse Stock Split.

   Stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the Reverse Stock Split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. Otherwise, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The tax basis of the New Shares received in the Reverse Stock Split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor, less the tax basis allocated to fractional share interests. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

   For further information, see the discussion on page    under the heading
"Federal Income Tax Consequences of the Reverse Stock Split."

 Recommendation of the Board

   The Board of Directors of the Company unanimously recommends that the Company's stockholders vote "FOR" the proposal to approve and adopt the Certificate of Amendment to the Company's Certificate of Incorporation to effect the Reverse Stock Split ("Proposal 1").

                                 RECENT EVENTS

   As of September 29, 2000, Medcare entered into a definitive agreement with Wireless MD, a Delaware corporation, to sell Wireless MD all of the capital stock of RxSheets.com for cash of $1.5 million and promissory notes and convertible promissory notes aggregating to $5.0 million in face amount. Consummation of the transaction is subject to a number of conditions, including Wireless MD completing its due diligence review of RxSheets.com.

                                PROPOSAL NO. 1:

                      APPROVAL OF THE REVERSE STOCK SPLIT

General

   The Board of Directors of the Company believes it would be in the best interests of the Company and its stockholders to effect a one for five reverse stock split of the issued and outstanding shares of Common Stock (the "Reverse
Stock Split"). In this regard, on September    , 2000, the Board of Directors
of the Company adopted resolutions approving, and authorizing the submission to the stockholders for their approval and adoption, a proposal to amend the Company's Certificate of Incorporation to effect the Reverse Stock Split. The Reverse Stock Split, if approved by the Company's stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware (the "Effective Time") of an amendment (the "Certificate of Amendment") to the Company's Certificate of Incorporation, substantially as set forth in Exhibit A to this Proxy Statement. It is expected that such filing will take place on or shortly after the date of the Special Meeting.

   If the Reverse Stock Split is effected, the shares of Common Stock held by stockholders of record as of the Effective Time will be converted at the Effective Time into the right to receive a number of post-split shares of common stock, par value $.001 per share ("New Shares") equal to the number of pre-split shares of common stock, par value $.001 per share ("Old Shares") divided by five. Cash in lieu of fractional shares will be paid to the stockholders in an amount equal to the product obtained by multiplying (a) the "market price," which will be determined by calculating the average closing price per share of the Common Stock on the Nasdaq SmallCap Market for the twenty (20) business days prior to the date before Medcare files the Certificate of Amendment effectuating the Reverse Stock Split, by (b) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interest. Conversion rates for the number of shares issuable upon exercise of Medcare's outstanding Series B Convertible Preferred Stock, warrants and options and the exercise price per share will be adjusted accordingly.

   There are presently 100,000,000 shares of Common Stock authorized by the Company's Certificate of Incorporation, as amended. The number of authorized shares of Common Stock will not be reduced by the Reverse Stock Split. Additionally, proportionate voting rights and other rights and privileges of the holders of Common Stock will not be altered by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares, as described above). Additionally, the Reverse Stock Split will not affect the par value of the Common Stock or the Preferred Stock.

   As of the Record Date, there were              shares of Common Stock
issued and outstanding and            shares of Common Stock reserved for
issuance upon the conversion or exercise of Series B Convertible Preferred Stock, outstanding warrants and options. Following the effectiveness of the Reverse Stock Split, the number of shares of Common Stock issued and
outstanding will be approximately              and the number of shares of
Common Stock reserved for issuance in connection with outstanding warrants and
options will be approximately                   .

   The purpose of the Reverse Stock Split is not to reduce the number of
record holders who before the Reverse Stock Split numbered    . The Company
currently has approximately      beneficial stockholders and after the Reverse
Stock Split will have approximately    record holders and approximately
          beneficial stockholders.

Reasons for the Reverse Stock Split

   Our Common Stock is currently listed on the Nasdaq SmallCap Market. Under the current rules for listing on that market, we must maintain at least $2,000,000 in net tangible assets, a market capitalization of $35 million or have net income of $500,000. In addition, we must maintain at least $1,000,000 in market value of public float and a minimum bid price of $1.00 per share of Common Stock.

   The Nasdaq SmallCap Market may delist our Common Stock if the bid price for the Common Stock is less than $1.00 for a period of thirty (30) consecutive business days; provided that once Nasdaq has notified the Company of such deficiency, the Company will have ninety (90) days to achieve compliance, which is defined as the Company's common stock trading above such $1.00 minimum for a period of ten (10) consecutive business days during such 90 day period. If a delisting were to occur, the Common Stock would trade in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements or in what are commonly referred to as the "pink sheets." Such alternatives are generally considered to be less efficient markets for trading in the Company's Common Stock. Additionally, if delisting from Nasdaq were to occur, the Company's outstanding Preferred Stock would be subject to redemption.

   On June 29, 2000, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price closing requirement for thirty consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the ninety (90) calendar days ending September 27, 2000, our common stock would be delisted at the close of business on September 29, 2000. While we did not achieve compliance with the minimum bid requirement by September 27, 2000, and as of August 31, 2000, our tangible net assets were less than $2.0 million, we applied to Nasdaq for a hearing and the delisting of the Common Stock will be stayed during the period prior to our hearing, which is scheduled for October 26, 2000. At the hearing, the Company hopes to demonstrate that the implementation of the Reverse Stock Split and the Wireless MD sale will achieve compliance with the minimum bid requirement and the tangible net assets requirement as follows:

   If effected, the Reverse Stock Split will reduce the number of shares of Common Stock issued and outstanding. The Board expects that this reduction will result in an increase in the bid price of the Common Stock to a level above the current bid price and to at least $1.00 per share. However, since there are numerous factors and contingencies that could affect the bid price of the Common Stock, there can be no assurance that an increase in the bid price will occur, or if it occurs, that the bid price will be at least $1.00 per share for a sustained period.

   The net proceeds of the Wireless MD sale should result in net tangible assets in excess of the $2.0 million requirement.

   In addition, the Board of Directors believes that the Reverse Stock Split should enhance the acceptability of the Common Stock by the financial community and investing public. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Stock Split is anticipated initially to increase proportionately the per share market value of the Common Stock. The Board also believes that the Reverse Stock Split may result in a broader market for the Common Stock than that which currently exists.

   The Board of Directors believes that some of the practices and policies of brokerage firms tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those practices and policies pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commissions on the sale of lower priced stocks generally represent a higher percentage of the sales price than the commissions on relatively higher priced stocks. The Reverse Stock Split could result in a price level for the Common Stock that will reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock.

   The expected increase in price level may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders, although such potential liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the Effective Date of the Reverse Stock Split.

   The Board of Directors offers no assurance that the market value of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split. Accordingly, there can be no assurance that the foregoing objectives will be achieved or that the market price of the Common Stock resulting upon implementation of the Reverse Stock Split will be maintained for any period of time.

Potential Effects of the Reverse Stock Split

   If the Reverse Stock Split is effected, the shares of Common Stock held by stockholders of record as of the Effective Time will be converted at the Effective Time into the right to receive a number of New Shares equal to the number of Old Shares divided by five. Cash in lieu of fractional shares will be paid to the stockholders in an amount equal to the product obtained by multiplying (a) the "market price," which will be determined by calculating the average closing price per share of the Common Stock on the Nasdaq SmallCap Market for the twenty (20) business days prior to the date before Medcare files the Certificate of Amendment effectuating the Reverse Stock Split, by (b) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interest.

   On the Effective Date, the interest of each stockholder of record who owns fewer than five (5) shares of Common Stock will thereby be terminated, and he will have no right to vote as a stockholder or share in the assets or any future earnings of the Company. Shares of Common Stock no longer outstanding as a result of the fractional share settlement procedure will be returned to authorized but unissued shares of the Company.

   If approved, the Reverse Stock Split will result in some stockholders owning odd lots of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher, particularly on a per share basis, than the costs of transactions in round lots of even multiples of 100 shares.

Increase of Shares of Common Stock Available for Future Issuances

   As a result of the Reverse Stock Split, there will be a reduction in the number of shares of Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuances after the Reverse Stock Split (the "Increased Available Shares"). The Increased Available Shares could be used for any proper corporate purpose approved by the Board of Directors of the Company, including, among others, future financing transactions. However, at present the Company does not have any plans, nor are there any proposals to use the additional shares for future financing transactions or for any other purpose. In addition, the Company does not have any plans, nor are there any proposals for any business combination that would use the additional shares.

   Because the Reverse Stock Split will create the Increased Available Shares, the Reverse Stock Split may be construed as having an anti-takeover effect. Although neither the Board of Directors nor the management of the Company views the Reverse Stock Split as an anti-takeover measure, the Company could use the Increased Available Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, making such shares available to a friendly purchaser in a private placement or reserving such shares for use in connection with a stock option plan or stockholders' rights agreement. Further, the Reverse Stock Split is not part of a plan by management or the Board of Directors to adopt amendments to such instruments having an anti-takeover effect, nor does management or the Board of Directors plan to propose other anti-takeover measures in future proxy soliciations. The Company's Certificate of Incorporation and By-Laws do not presently contain other provisions having an anti-takeover effect, other than the protections afforded by Section 203 of the Delaware General Corporation Law (the "DGCL"), which will not be limited by the Reverse Stock Split. The Company does not have any agreements that contain anti-takeover provisions.

   Additionally, stockholders should note that certain disadvantages may result from the creation of the Increased Available Shares. In the event the Reverse Stock Split is approved by the stockholders and effected by the Board, the number of outstanding shares of Common Stock would be decreased as a result of the Reverse Stock Split, but the number of authorized shares of Common Stock would not be so decreased. The Company would then have the authority to issue a greater number of shares of Common Stock following the Reverse Stock Split without the need to obtain stockholder approval to authorize additional shares. Any such additional shares may have the effect of significantly reducing the interest of the existing stockholders of the Company with respect to earnings per share, voting, liquidation value and book and market value per share.

Exchange of Stock Certificates and Treatment of Fractional Shares

   Shortly after the Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to LaSalle Bank, NA, which will be appointed as exchange agent (the "Exchange Agent") to act for the stockholders in effecting the exchange of their certificates. Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with the certificate(s) representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified and changed as a result of the Reverse Stock Split. Stockholders holding a number of Old Shares not evenly divisible by five, and stockholders holding less than five Old Shares, upon surrender of their old certificates, will receive cash in lieu of fractional shares. Stockholders should not send their stock certificates until they receive a transmittal letter. No certificates representing New Shares will be issued to a stockholder until he has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent.

   After giving effect to the settlement of fractional shares of Common Stock, there will be no material differences between the rights of the Old Shares outstanding prior to the Reverse Stock Split and the New Shares outstanding after the Reverse Stock Split is effected.

   We will not issue fractional certificates for New Shares in connection with the reverse split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by five, will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash at a the market price. The market price will be determined by calculating the average closing price per share of the Common Stock on the Nasdaq SmallCap Market for the twenty (20) business days prior to the date before Medcare files the Certificate of Amendment effectuating the Reverse Stock Split.

No Dissenter's Rights

   Under the DGCL, stockholders of the Company are not entitled to dissent from the Reverse Stock Split. We will not independently provide our stockholders with any such dissenter's rights.

Federal Income Tax Consequences of the Reverse Stock Split

   The following is a summary of certain material anticipated federal income tax consequences of the Reverse Stock Split to stockholders of the Company.

   It should be noted that this summary is based upon the federal income tax laws currently in effect and as currently interpreted. This summary does not take into account possible changes in such laws or interpretations, including any amendments to applicable statutes, regulations and proposed regulations, or changes in judicial or administrative rulings, some of which may have retroactive effect. The summary is provided for general information only, and does not purport to address all aspects of the range of possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not account for or consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). This summary does not discuss any consequences of the Reverse Stock Split under any state, local or foreign tax laws.

   No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company in connection with the Reverse Stock Split. Accordingly, each stockholder is encouraged to consult his tax adviser regarding the specific tax consequences of the proposed reverse stock split to such stockholder, including the application and effect of federal, state, local and foreign taxes, and any other tax laws.

   The Board of Directors believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), (i) no gain or loss will be recognized by a stockholder of Common Stock who exchanges its Old Shares for New Shares, except that a holder of Common Stock who receives cash proceeds from the sale of fractional shares of Common Stock will recognize a gain or loss equal to the difference, if any, between such proceeds and the basis of its Common

Stock allocated to its fractional share interests, and such gain or loss, if any, will constitute capital gain or loss if its fractional share interests are held as capital assets at the time of their sale, (ii) the tax basis for the New Shares received in the Reverse Stock Split will be the same as the tax basis in the Old Shares exchanged therefore, less the tax basis allocated to fractional share interests and (iii) the holding period for New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split, provided that such Common Stock was held as a capital asset immediately prior to the Effective Date.

Recommendation of the Board of Directors

   The Board of Directors has considered this Proposal and believes that the adoption of the Certificate of Amendment and the resulting Reverse Stock Split is in the best interests of its stockholders and the Company.

   The Board of Directors unanimously recommends a vote FOR Proposal 1.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of September 29, 2000, the beneficial ownership of the Company's Common Stock by each nominee, director and executive officer of the Company, each person known by the Company to beneficially own more than 5% of the Company's Common Stock outstanding as of such date and the executive officers and directors of the Company as a group.

                                                       Number of Shares
      Person or Group                                  of Common Stock  Percent
      ---------------                                  ---------------- -------
      Harmel S. Rayat.................................    2,000,000      16.0%
       216-1628 West First Avenue
       Vancouver, B.C. V6J 1G1 Canada
      Jeffrey S. Aronin (1)...........................      518,033       4.2%
       1515 West 22nd Street
       Oak Brook, Illinois 60523
      Gregory Wujek (1)...............................      145,390       1.2%
       1515 West 22nd Street
       Oak Brook, Illinois 60523
      Alan P. Jagiello (1)............................       54,890       0.4%
       1515 West 22nd Street
       Oak Brook, Illinois 60523
      Dr. Michael M. Blue (1).........................      127,473       1.0%
       500 E. Robinson St., Suite 700
       Norman, Oklahoma 73071
      George Nagy (1).................................        3,473      0.03%
       1200 Diehl Road
       Naperville, IL 60566
      Directors and Executive Officers as a group (5
       persons).......................................      849,259       6.8%

--------
(1) Includes 514,583, 143,890, 52,640, 123,473 and 3,473 shares for Messrs. J.
    Aronin, G. Wujek, A. Jagiello, Dr. Blue and G. Nagy, respectively, which may be acquired pursuant to options granted and exercisable within 60 days of September 29, 2000, under the Company's stock option plans.

Voting Intentions of Certain Beneficial Owners and Management

   The Company's directors and officers have advised the Company that they will vote the 11,200 shares of Common Stock owned or controlled by them "FOR" each of the Proposals in this Proxy Statement. These shares represented .1% of the outstanding Common Stock of the Company as of September 29, 2000.

                                                                      EXHIBIT A

                           CERTIFICATE OF AMENDMENT
                      OF THE CERTIFICATE OF INCORPORATION
                                      OF
                          MEDCARE TECHNOLOGIES, INC.

                               ----------------

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware

                               ----------------

   Medcare Technologies, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The name of the Corporation is Medcare Technologies, Inc.

     2. The Certificate of Incorporation of the Corporation is hereby amended by changing Article IV thereof so that, as amended, such Article shall read in its entirety as follows:

       "FOURTH: (a) The Corporation shall have the authority to issue 100,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

       (b) Simultaneously with the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Date"), each share of common stock, par value $.001 ("Common Stock"), of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Shares") shall automatically be reclassified and continued (the "Reverse Stock Split"), without any action on the part of the holder thereof, as one-fifth of one share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (i) the closing sale price per share of the Common Stock as reported by the Nasdaq SmallCap Market on the last trading day preceding the Effective Date by (ii) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interests."

     3. The Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation
  Law of the State of Delaware. On October    , 2000, the Board of Directors
  of the Corporation duly adopted resolutions setting forth the Amendment, declaring its advisability and calling for submission of the Amendment to the stockholders of the Corporation for vote at a special meeting. The stockholders approved the Amendment at the special meeting of stockholders
  held on November    , 2000.

   IN WITNESS WHEREOF, the Corporation has caused this certificate to be
signed by its Chief Executive Officer and President this     day of October,
2000.

                                          MEDCARE TECHNOLOGIES, INC.


                                          By: _________________________________
                                                     Jeffrey S. Aronin
                                                Chief Executive Officer and
                                                         President

PROXY                                                                      PROXY
                           MEDCARE TECHNOLOGIES, INC.
                             1515 West 22nd Street,
                                   Suite 1210
                           Oak Brook, Illinois 60523

                   Proxy for Special Meeting of Stockholders

                              November   , 2000

     This proxy is solicited on behalf of the Board of Directors of Medcare
                               Technologies, Inc.

The undersigned, a stockholder of Medcare Technologies, Inc. (the "Company") hereby constitutes and appoints each of Mr. Jeffrey S. Aronin and Mr. Alan P. Jagiello the attorney, agent and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all shares of the common stock of the Company par value $0.001 per share standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at such meeting upon the following matters, and otherwise in his discretion:

                                             (Comments/Change of Address)

                                        ---------------------------------------

                                        ---------------------------------------

                                        ---------------------------------------
                                        (If you have written in the above
                                        space, please mark the corresponding
                                        box on the reverse side)




                        /\   FOLD AND DETACH HERE   /\

                          MEDCARE TECHNOLOGIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1. To approve and adopt an amendment to the Company's Certificate of Incorpora-tion to effect a one for five reverse stock split with respect to all shares of the Company's issued and outstanding common stock.

                        For       Against       Abstain
                        [_]         [_]           [_]

2. To transact any and all such other business that may properly come before the meeting or any adjournment(s) thereof.

   Comments/   [_]
    Change
      of
    Address

If no direction is indicated, this proxy will be voted in the discretion of the proxy holder. Please date, sign, and print your name on this proxy exactly as your name appears on your stock certificate and return immediately to the ad-dress printed above in the enclosed self-addressed stamped envelope.

Dated:
       -------------------------------------------------------------

Signature:
          ----------------------------------------------------------

No. of Shares:
              ------------------------------------------------------

Print Name:
           ---------------------------------------------------------





                        /\   FOLD AND DETACH HERE   /\

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.